EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651
Lear Completes European
Interiors Joint Venture with WL Ross
     Southfield, Mich., October 16, 2006 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today announced it has completed the contribution of substantially all of the Company’s European Interiors Systems Division (ISD Europe) to International Automotive Components Group, LLC (IAC), Lear’s joint venture with WL Ross & Co. LLC and Franklin Mutual Advisers, LLC, in exchange for one-third of the current outstanding common equity of IAC. Lear will record a loss on sale of approximately $29 million for this transaction in its third-quarter financial results.
     ISD Europe includes substantially all of Lear’s interior components business in Europe, consisting of nine manufacturing facilities as well as management and operational support functions related to the production of instrument panels and cockpit systems, headliners and overhead systems, door panels and interior trim for various original equipment manufacturers, generating about $750 million in annual sales. The ISD Europe transaction does not include Lear’s interior components business in North America.
     “Looking at this business longer term, we believe there is a great opportunity for profitable growth, but for that to occur this segment requires further consolidation,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “We are extremely pleased to have completed a transaction for our European Interiors business and are continuing to seek a similar solution for our interiors business in North America.”
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.

Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates; fluctuations in the production of vehicles for which the Company is a supplier; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer productivity negotiations; the impact and timing of program launch costs; the costs and timing of facility closures, business realignment or similar actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers; raw material costs and availability; the Company’s ability to mitigate the significant impact of increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of the Company’s customers; the finalization of the Company’s restructuring strategy; the outcome of various strategic alternatives being evaluated with respect to the Company’s North American Interiors business; and other risks described from time to time in the Company’s Securities and Exchange Commission filings.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
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